EXHIBIT 10.2

[FORM OF SECOND EXCHANGED SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Pacific Ethanol, Inc.

Senior Convertible Note

Second Exchange Date: June 30, 2011 Exchange Date: January 7, 2011 Issuance Date: October 6, 2010	Original Principal Amount: U.S. $[ ]

FOR VALUE RECEIVED, Pacific Ethanol, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [NAME OF HOLDER] or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date (each as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal (as defined below) at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued in exchange for an outstanding Senior Convertible Note, with an original principal amount of U.S. $[       ] and an outstanding principal amount as of the calendar day immediately preceding the Second Exchange Date (as defined below) of U.S. $[         ] (the “Existing Note” and such other outstanding Convertible Notes, the “Existing Notes”), issued pursuant to those certain Amendment and Exchange Agreements, dated as of January 7, 2011 (the “Exchange Agreements”, and the date thereof, the “Exchange Date”) in exchange for certain convertible notes issued pursuant to the Securities Purchase Agreement (as defined below), but shall not, except as set forth herein or in the Exchange Agreements or the Second Exchange Agreements (as defined below), constitute a release of any claim under any Transaction Document (as defined in the Securities Purchase Agreement).  This Note is one of an issue of Senior Convertible Notes (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”) issued in exchange for the Existing Notes pursuant to those certain Second Amendment and Exchange Agreements, dated as of June 30, 2011 (the “Second Exchange Date”), each by and between the holder of Existing Notes as of the Exchange Date and the Company (the “Second Exchange Agreements”).  Certain capitalized terms used herein are defined in Section 31. The dollar amounts referenced in the definition of “Fixed Conversion Price” and the definition of “Price Failure” reflect the Company’s one-for-seven reverse split of its Common Stock effectuated on June 8, 2011.

1.   PAYMENTS OF PRINCIPAL. On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

2.   INTEREST; INTEREST RATE.  Interest on this Note shall accrue at the Interest Rate and shall commence accruing on the Issuance Date and Interest shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on each Installment Date and shall compound each calendar month and shall be payable in accordance with the terms of this Note.  From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to fifteen percent (15%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3.   CONVERSION OF NOTES. This Note shall be convertible into shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 3.

(a)   Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)   Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Alternate Conversion Price” means, as of any Conversion Date, 88% of the Closing Bid Price on the Trading Day immediately preceding the applicable Conversion Date.

(ii) "Conversion Price" means, for any Conversion Date, the lesser of (x) the Fixed Conversion Price, (y) solely to the extent either (I) an Event of Default has occurred and is continuing or (II) the Company has elected (or is deemed to have elected) a Company Conversion (as defined below) of the Installment Amount payable on the Installment Date of the thirty day period in which the applicable Conversion Date occurs, the Installment Period Conversion Price and (z) at the option of the Holder, on any Trading Day after the Second Exchange Date (not to exceed, solely with respect to this Note and not any Other Notes, three Trading Days in the aggregate), with respect to any Conversion Notices delivered by the Holder to the Company to convert the Conversion Amount of this Note, in whole or in part, on such Trading Day, the Alternate Conversion Price.

(iii) “Conversion Amount” means the sum of (x) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (y) all accrued and unpaid Interest with respect to such portion of the Principal amount and accrued and unpaid Late Charges with respect to such portion of such Principal and such Interest and (z) except with respect to a Company Conversion (as defined in Section 8 hereof) or a Company Redemption (as defined in Section 8 hereof), the applicable Make-Whole Amount.

(iv) “Fixed Conversion Price” means, as of any Conversion Date or other applicable date of determination, $5.95, subject to adjustment as provided herein.

(v) “Installment Period Conversion Price” means, for any Conversion Date occurring (i) during any Installment Market Price Period, the Installment Market Price then in effect for such Installment Market Price Period and (ii) during any Installment Variable Price Period, the Installment Variable Price then in effect for such Conversion Date.

(vi) “Installment Market Price Period” means the fifteen calendar day period following (and inclusive of) an Installment Date.

(vii) “Installment Market Price” means with respect to any Installment Market Price Period, the Market Price as of the Installment Date in such Installment Market Price Period.  All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable Installment Market Price Period.

(viii) “Installment Variable Price Period” means the period commencing on the calendar day immediately following the end of an Installment Market Price Period and ending (x) on the calendar day immediately prior to the next Installment Date or (y) on and including the Maturity Date, as applicable.

(ix) “Installment Variable Price” means, with respect to any Conversion Date during the applicable Installment Variable Price Period or at any time an Event of Default has occurred and is continuing, the Closing Bid Price on the Trading Day immediately preceding the applicable Conversion Date.  All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the period commencing on the close of trading on the Trading Day immediately preceding the applicable Conversion Date ending at the time of conversion on such Conversion Date.

(c)   Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 18(b)). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (1) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.  In the event of a partial conversion of this Note pursuant hereto, the Principal amount converted shall be deducted from the Installment Amount(s) relating to the Installment Date(s) as set forth in the applicable Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”) and if on or after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.

(iii) Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and/or paid (as the case may be) the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(d)   Limitations on Exercises.

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof, and the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder the Holder (together with its affiliates and joint actors) would beneficially own in excess of  [4.99%][9.99%]1 (the “Maximum Percentage”) of the Common Stock.  To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be made on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be).  For purposes of the first sentence of this paragraph, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates and joint actors shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of this Note beneficially owned by such Person and its affiliates or joint actors and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates or joint actors (including, without limitation, the Warrants, any Other Notes, any other convertible notes or convertible preferred shares), which in each case is subject to a limitation on conversion or exercise analogous to the limitation contained herein.  For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act (as defined in the Securities Purchase Agreement) and the rules and regulations promulgated thereunder except as set forth in the preceding sentence.  No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility.  The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note.  The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note or securities issued pursuant to the Securities Purchase Agreement.  By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% or less than 4.99% as specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of Notes.

_______________
1 Insert percentage listed in this footnote for the applicable Holder: Hudson Bay Master Fund Ltd.: 4.99%, J.P. Morgan Omni SPC, Ltd. - BIOV1 Segregated Portfolio: 4.99%, Capital Ventures International: 4.99%, Liberty Harbor Master Fund I, L.P.: 9.99%, Liberty Harbor Distressed Credit Aggregator I, L.P.: 9.99%, Goldman Sachs TC Master Partnership, L.P.: 9.99%, Iroquois Master Fund Ltd.:4.99%.

(ii) [Intentionally Omitted].

4.   RIGHTS UPON EVENT OF DEFAULT.

(a)   Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i) if (x) at any time following the Eligibility Date and prior to the six month anniversary of the Issuance Date, a Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the Registration Rights Agreement) for sale of all of such holder’s Registrable Securities required to be registered on such Registration Statement in accordance with the Exchange Agreements or (y) at any time following the six month anniversary of the Issuance Date, the Holder does not then have the right to sell all of such Holder’s Registrable Securities pursuant to Rule 144 (or, if the Holder is an affiliate (as defined under Rule 144) of the Company, to sell the maximum number of shares of Common Stock as permitted under Rule 144(e)), in each case, for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive days;

(iii) the Company’s (A) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Warrants) by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of the Notes or Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into shares of Common Stock that is requested in accordance with the provisions of the Notes, other than pursuant to Section 3(d), or a request for exercise of any Warrants for Warrant Shares in accordance with the provisions of the Warrants;

(iv) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least five (5) days;

(v) the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of any Securities acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(vi) the occurrence of any default under, redemption of or acceleration prior to maturity of Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries other than (x) Indebtedness of New PE Holdco (as defined in the Securities Purchase Agreement) and (y) Indebtedness of the Company described in Item 2 of Schedule 3(s) of the Securities Purchase Agreement, in the aggregate, in excess of $300,000, provided that, to the extent a default under any Permitted Senior Indebtedness has been waived in writing by the holders of such Permitted Senior Indebtedness, such default shall not be deemed to be a default of such Permitted Senior Indebtedness for purposes of this Section 4(a)(vi) or Section 31(r) and such default shall only be deemed to be a default of such Indebtedness in the case of (A) a default (other than a payment default) or breach of a covenant or other term or condition that is curable, if such default or breach remains uncured for a period of fifteen (15) consecutive Trading Days and/or (B) a payment default, if such default remains uncured for a period of ten (10) consecutive Trading Days;

(vii) the occurrence of any payment default under, redemption of or acceleration prior to maturity of (x) any Indebtedness of New PE Holdco and/or (y) Indebtedness of the Company described in Item 2 of Schedule 3(s) of the Securities Purchase Agreement, in the aggregate, in excess of $300,000, provided that, such payment default shall only be deemed to be a payment default of such Indebtedness of New PE Holdco for purposes of this Section 4(a)(vii) or Section 31(r) if such payment default remains uncured for a period of ten (10) consecutive Trading Days;

(viii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

(x) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(xi) a final judgment, judgments, any arbitration or mediation award or any settlement of any litigation or any other satisfaction of any claim made by any Person pursuant to any litigation, as applicable, (each a “Judgment”, and collectively, the “Judgments”) with respect to the payment of cash, securities and/or other assets with an aggregate fair value (as determined in accordance with Section 7(a)(iv) below) in excess of $300,000 are rendered against, agreed to or otherwise accepted by, the Company and/or any of its Subsidiaries (including, without limitation any claim against the Company and/or any of its Subsidiaries by, or on behalf of, or related to, Delta-T Corporation or any of its subsidiaries, affiliates, successors or assigns, whether pursuant to In re: Delta-T Corporation v. Pacific Ethanol, Inc., Civil Action Number-3:08CV524 filed in the United States District Court for the Eastern District of Virginia (Richmond Division) (the “Delta Case”), any Judgment arising out of or relating to the Delta Case or any claims of any Person incurred in connection therewith or pursuant to the EPT Agreements (as defined in the Delta Case) or otherwise arising in connection therewith) and which Judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any Judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $300,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such Judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such Judgment;

(xii) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $150,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $150,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(xiii) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation, warranty, covenant or other term or condition of any Transaction Document (as defined in the Securities Purchase Agreement), and, only, in the case of a breach of a covenant or other term or condition that is curable, if such breach remains uncured for a period of ten (10) consecutive Trading Days;

(xiv) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 11 or 14 of this Note;

(xv) any Material Adverse Effect (as defined in the Securities Purchase Agreement) occurs (other than with respect to any Excluded Events);

(xvi) any provision of any Transaction Document (shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document;

(xvii) the Company fails to acquire the Minimum New PE Holdco Share Amount (as defined in the Securities Purchase Agreement) of the capital stock of New PE Holdco on or prior to three calendar days after the Closing Date; or

(xviii) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall promptly deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder.

(b)   Redemption Right. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default (such earlier date, the “Event of Default Right Commencement Date”) and ending (such ending date, the “Event of Default Right Expiration Date”) on the tenth (10th) Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder’s receipt of an Event of Default Notice that includes (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred and the applicable Event of Default Right Expiration Date, the Holder may elect to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. If the Company has received notices from holders of Notes electing to redeem at least 20% of the principal amount of the Notes then outstanding prior to the applicable Event of Default Expiration Date (the date of the Company’s receipt of such notice, the “Event of Default Redemption Trigger Date”), each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Event of Default and ending on the Trading Day immediately prior to the Trading Day during which the Company pays the Event of Default Redemption Price (as defined below) to the Holder (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), until the Event of Default Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the Event of Default Redemption Notice. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

5.   RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a)   Assumption. The Company shall not consummate a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes, and reasonably satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 15, which shall continue to be receivable thereafter) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction) such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note, except to the extent prohibited by the rules and regulations of the Principal Market), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note.  The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b)   Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time and from time to time during the period commencing on the earlier to occur of (x) any oral or written agreement by the Company or any of its Subsidiaries, which upon consummation of the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) the Holder becoming aware of a Change of Control and (z) the Holder's receipt of a Change of Control Notice and ending on the later of twenty (20) Trading Days after (A) consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (x) the Change of Control Redemption Premium multiplied by (y) the Conversion Amount being redeemed, (ii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the Change of Control and (2) the public announcement of such Change of Control and ending on the Trading Day immediately prior to the Trading Day during which the Company pays the Change of Control Redemption Price (as defined below) to the Holder by (II) the Conversion Price then in effect and (iii) the product of (A) the Conversion

Amount being redeemed multiplied by (B) the quotient of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the shares of Common Stock upon consummation of such Change of Control (any such non-cash consideration constituting publicly-traded securities shall be valued at the highest of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price of such securities on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of such securities on the Trading Day immediately prior to the public announcement of such proposed Change of Control) divided by (II) the Conversion Price then in effect (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with such Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the Fundamental Transaction Redemption Notice. In the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

6.   RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)   Purchase Rights. In addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b)   Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders.  The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7.   RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)   Adjustment of Fixed Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Fixed Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Fixed Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the lower of (x) the exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option and (y) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of any such Option or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.  For clarification purposes and without limiting the foregoing, in calculating the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” paid or payable to the Company pursuant to this Section 7(a)(i), any amounts paid or payable to the holder of such Option (or any other Person) upon such conversion, exercise or exchange of such Option shall reduce the value of the consideration paid or payable to the Company in such conversion, exercise or exchange and/or, as the case may be, the value of any other consideration or benefit conferred.

(ii) Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the lower of (x) the conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof and (y) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.  For clarification purposes and without limiting the foregoing, in calculating the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” paid or payable to the Company pursuant to this Section 7(a)(ii), any amounts paid or payable to the holder of such Convertible Security (or any other Person) upon conversion or exercise (as applicable) of such Convertible Security shall reduce the value of the consideration paid or payable to the Company in such conversion, exercise or exchange and/or, as the case may be, the value of any other consideration or benefit conferred.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Fixed Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Option or Convertible Security or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) or Adjustment Right (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received or receivable by the Company minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable) or Adjustment Right (as applicable).  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation  (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b)   Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Fixed Conversion Price is calculated hereunder, then the calculation of such Fixed Conversion Price shall be adjusted appropriately to reflect such event.

(c)   Holder's Right of Alternative Fixed Conversion Price Following Issuance of Certain Options or Convertible Securities.  Subject to Section 4(n) of the Securities Purchase Agreement, in addition to and not in limitation of the other provisions of this Section 7, if the Company in any manner issues or sells any Options or Convertible Securities (any such securities, "Variable Price Securities") after the Subscription Date that are convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the "Variable Price"), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of issuance of such Convertible Securities or Options.  Subject to Section 4(n) of the Securities Purchase Agreement, from and after the date the Company issues any such Convertible Securities or Options with a Variable Price, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Fixed Conversion Price upon conversion of this Note by designating in the Conversion Notice delivered upon any conversion of this Note that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Fixed Conversion Price then in effect.  The Holder's election to rely on a Variable Price for a particular conversion of this Note shall not obligate the Holder to rely on a Variable Price for any future conversion of this Note.

(d)   Other Events. In the event that the Company (or any direct or indirect Subsidiary thereof) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Fixed Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 7(b) will increase the Fixed Conversion Price as otherwise determined pursuant to this Section 7, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

8.   COMPANY INSTALLMENT CONVERSION OR REDEMPTION.

(a)   General. On each applicable Installment Date, the Company shall pay to the Holder of this Note the applicable Installment Amount due on such date by converting such Installment Amount in accordance with this Section 8 (a “Company Conversion”); provided, however, the Company may, at its option as described below, pay all or any part of such Installment Amount by redeeming such Installment Amount in cash (a “Company Redemption”) or by any combination of a Company Conversion and a Company Redemption so long as the entire amount of such Installment Amount due shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 8, provided further that the Company shall not be entitled to elect a Company Conversion with respect to any portion of such Installment Amount and shall be required to elect and to pay the entire amount of such Installment Amount in cash pursuant to a Company Redemption if on the applicable Installment Notice Due Date or on the applicable Installment Date (as the case may be) there is an Equity Conditions Failure; provided, that, notwithstanding the foregoing, a Company Conversion may still occur on the applicable Installment Date in accordance with Section 8(c) with the written consent of the Holder, provided further that, notwithstanding the foregoing, if (i) the Company has elected to effect a Company Conversion pursuant to this Section 8 with respect to the applicable Installment Date, (ii) the Company is permitted pursuant to this Section 8 to effect such Company Conversion on such Installment Date and (iii) prior to such Installment Date the Holder has delivered (via facsimile or otherwise) to the Company a written notice (a “Blocker Notice”) (A) stating that such Company Conversion would result in a violation of Section 3(d) and (B) specifying the portion of the applicable Installment Amount with respect to which such Company Conversion would result in a violation of Section 3(d) if such Company Conversion were effected (such amount so specified is referred to herein as the “Designated Specified Amount”), the Installment Amount of the Holder for such Installment Date shall be automatically reduced by such Designated Specified Amount and (x) at the Holder’s option, at any time prior to the applicable Installment Date, (A) the Holder may reduce the Designated Specified Amount of shares of Common Stock covered by such Blocker Notice, in whole or in part, by delivery of one or more (but no more than four in any thirty calendar day period) written notices to the Company (each, a “Withdrawal Notice”, and each date, “Withdrawal Notice Date”) and elect to convert the Designated Specified Amount (or such lesser amount as set forth in such Withdrawal Notice) in accordance with this Section 8 (each, a “Withdrawn Designated Specified Amount”), (B) the Company shall convert each Withdrawn Designated Specified Amount into such number of shares of Common Stock equal to the quotient of (I) the applicable Withdrawn Designated Specified Amount divided by (II) the Closing Bid Price on the Trading Day immediately preceding the applicable Withdrawal Notice Date, and deliver such shares of Common Stock to the Holder’s account with DTC no later than the second (2nd) Trading Day after the applicable Withdrawal Notice Date, and (C) the Installment Amount with respect to such Installment Date shall be automatically increased by an amount equal to the sum of any Withdrawn Designated Specified Amounts set forth in Withdrawal Notices of the Holder with respect to such Installment Date delivered to the Company prior to such Installment Date and (y) the Installment Amount of the immediately subsequent Installment Date (if any) shall be automatically increased by the Designated Specified Amount (less an amount equal to the sum of any Withdrawn Designated Specified Amounts set forth in Withdrawal Notices of the Holder delivered with respect to such Installment Date).

(b)   Mechanics of Company Installment Payments.  On or prior to the date which is the twenty-first (21st) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, a “Company Installment Notice” and the date all of the holders receive such notice is referred to as to the “Company Installment Notice Date”), to each holder of Notes and such Company Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of such holder’s Note shall be converted, in whole or in part, pursuant to a Company Conversion or (B) specify the portion of the applicable Installment Amount which the Company elects, or is required to elect and redeem, pursuant to a Company Redemption (“Company Redemption Amount”) and the portion of the applicable Installment Amount, if any, that the Company elects, and is permitted, to convert pursuant to a Company Conversion (“Company Conversion Amount”), which amounts when added together, must equal the entire applicable Installment Amount and (ii) if the applicable Installment Amount is to be paid, in whole or in part, pursuant to a Company Conversion, certify that there is not then an Equity Conditions Failure as of the date of the Company Installment Notice.  Each Company Installment Notice shall be irrevocable. If the Company does not timely deliver a Company Installment Notice in accordance with this Section 8, then the Company shall be deemed to have delivered an irrevocable Company Installment Notice as of the applicable Installment Notice Due Date confirming a Company Conversion and shall be deemed to have certified as of the applicable Installment Notice Due Date that there is not then an Equity Conditions Failure in connection with such Company Conversion.

(c)   Mechanics of Company Conversion. Except as expressly provided in this Section 8(c), no later than two (2) Trading Days after delivery (or deemed delivery, as applicable) of the applicable Company Installment Notice setting forth a Company Conversion Amount, the Company shall deliver to the Holder’s account with DTC such number of shares of Common Stock (the “Pre-Installment Conversion Shares”) equal to the quotient of (x) such Company Conversion Amount divided by (y) the Pre-Installment Period Conversion Price, and as to which the Holder shall be the owner thereof as of such time of delivery or deemed delivery (as the case may be) of such Company Installment Notice. Except as expressly provided in this Section 8(c), the Company shall convert and/or redeem the corresponding Installment Amounts (as defined in the Other Notes) of the Other Notes in the same ratio of the applicable Installment Amount being converted and/or redeemed hereunder. The applicable Company Conversion Amount (whether set forth in the applicable Company Installment Notice or by operation of this Section 8) shall be converted in accordance with Section 8(c) and the applicable Company Redemption Amount shall be redeemed in accordance with Section 8(d).  Subject to Section 3(d), if the Company delivers a Company Installment Notice and elects, or is deemed to have delivered a Company Installment Notice and deemed to have elected, in whole or in part, a Company Conversion in accordance with Section 8(b), then the remainder of this Section 8(c) shall apply.  On each Installment Date, any outstanding Company Conversion Amount shall be converted as of such Installment Date at the Company Conversion Price and the Company shall, on the applicable Installment Date, deliver to the Holder’s account with DTC such shares of Common Stock issued upon such conversion (subject to the reduction contemplated by the immediately following sentence and, if applicable, the last sentence of this Section 8(c)), provided that the Equity Conditions are then satisfied (or waived in writing by the Holder) on such Installment Date and a Company Conversion is not otherwise prohibited under any other provision of this Note. The number of shares of Common Stock to be delivered upon such Company Conversion shall be reduced by the number of any Pre-Installment Conversion Shares previously delivered in connection with such Installment Date. If an Event of Default occurs during the period beginning on the applicable Company Installment Notice Date and ending on the applicable Installment Date, then either (i) the Holder shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date or (ii) the Conversion Amount used to calculate the Event of Default Redemption Price shall be reduced by the product of (x) the Company Conversion Amount applicable to such Installment Date multiplied by (y) the Conversion Share Ratio (as defined below). If any of the Equity Conditions are not satisfied (or waived in writing by the Holder) on such Installment Date or a Company Conversion is not otherwise permitted under any other provision of this Note, then, at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the Company shall redeem in cash, as designated by the Holder, all or any part of the Company Conversion Amount (together with any Designated Specified Amount specified in a Blocker Notice delivered with respect to any Company Conversion for such Installment Date) (such designated amount (together with such Designated Specified Amount, if any) is referred to as the “Designated Redemption Amount”) and the Company shall pay to the Holder within three (3) days of such Installment Date, by wire transfer of immediately available funds, an amount in cash equal to 125% (or in the event of any false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied or that there has been no Equity Conditions Failure with respect to such Installment Date, 150%) of such Designated Redemption Amount, and/or (ii) cause the Company Conversion to be null and void with respect to such Designated Redemption Amount; provided, however, the Conversion Price for such Designated Redemption Amount shall thereafter be adjusted to equal the lesser of (A) the Company Conversion Price as in effect on the date on which the Holder voided the Company Conversion and (B) the Company Conversion Price that would be in effect on the date on which the Holder delivers a Conversion Notice relating thereto as if such date was an Installment Date.  The Holder shall be entitled to all the rights of a holder of this Note with respect to such Designated Redemption Amount.  In addition, if any of the Equity Conditions are not satisfied (or waived in writing by the Holder) on such Installment Date or a Company Conversion is not otherwise permitted under any other provision of this Note, then, at the Holder’s option, either (I) the Holder shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date or (II) the applicable Designated Redemption Amount shall be reduced by the product of (X) the Company Conversion Amount applicable to such Installment Date multiplied by (Y) the Conversion Share Ratio. If the Company fails to redeem any Designated Redemption Amount by the third (3rd) day following the applicable Installment Date by payment of such amount on the applicable Installment Date, then the Holder shall have the rights set forth in Section 12(a) as if the Company failed to pay the applicable Company Installment Redemption Price (as defined below) and all other rights under this Note. Notwithstanding anything to the contrary in this Section 8(c), but subject to Section 3(d), until the Company delivers Common Stock representing the Company Conversion Amount to the Holder, the Company Conversion Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3, in which event the Company Conversion Amount so converted shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice.  If, with respect to an Installment Date, the number of Pre-Installment Conversion Shares delivered to the Holder exceeds the number of Post-Installment Conversion Shares, then the excess Pre-Installment Conversion Shares shall constitute a credit against the number of shares of Common Stock to be issued to such Holder pursuant to Sections 3 and 8(b) hereof and shall reduce the number of shares of Common Stock required to be actually issued by the Company to the Holder under such sections on a share-for-share basis until such time as the number of shares that would have been issued by the Company to such Holder (not taking account of such credit) equals the amount of such excess.  For the avoidance of doubt, the delivery by the Company of the Pre-Installment Shares to the Holder shall not be deemed to reduce the outstanding Principal amount of this Note except in accordance with the terms of this Note at such times as provided in this Note.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock in any Company Conversion hereunder.

(d)   Mechanics of Company Redemption. If the Company elects, or is required to elect, a Company Redemption, in whole or in part, in accordance with Section 8(b), then the Company Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, in an amount in cash (the “Company Installment Redemption Price”) equal to the applicable Company Redemption Amount. If the Company fails to redeem the applicable Company Redemption Amount on the applicable Installment Date, then, at the option of the Holder designated in writing to the Company (any such designation shall be a “Conversion Notice” for purposes of this Note), the Holder may require the Company to convert all or any part of the Company Redemption Amount at the Company Conversion Price (determined as of the date of such designation). Conversions required by this Section 8(d) shall be made in accordance with the provisions of Section 3(c).  Notwithstanding anything to the contrary in this Section 8(d), but subject to Section 3(d), until the Company Installment Redemption Price (together with any Late Charges thereon) is paid in full, the Company Redemption Amount (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event the Holder elects to convert all or any portion of the Company Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the portion of the Company Redemption Amount so converted shall be deducted from the Installment Amounts relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice.

(e)   Equity Conditions Waivers.  Notwithstanding anything herein to the contrary, the Holder may, at any time prior to the third (3rd) Trading Day after any applicable Installment Date, deliver a written notice to the Company (a “Waiver Notice”) electing to (x) waive the Equity Conditions with respect to all or any part of any Company Conversion Amount and/or Withdrawn Designated Specified Amount with respect to such Installment Date (such aggregate amount, a “Waiver Company Conversion Amount”) and/or (y) cause all or any part of the applicable Installment Amount as set forth in the Waiver Notice (the “Waiver Company Deferral Amount”) to be deferred and cause the Installment Amount of the immediately subsequent Installment Date (if any) to be automatically increased by such Waiver Company Deferral Amount (less an amount equal to the sum of any Waiver Company Conversion Amounts set forth in Waivers Notices of the Holder delivered with respect to such Installment Date).  Unless otherwise specified in the Waiver Notice, the Waiver Notice shall only apply to the specific Equity Conditions that the Company has detailed in a notice to the Holder delivered pursuant to this Section 8 with respect to such Installment Date.  Upon the Company’s receipt of a Waiver Notice, (i) the Company shall convert the Waiver Company Conversion Amount specified in such Waiver Notice, if any, into such number of shares of Common Stock equal to the quotient of (I) such Waiver Company Conversion Amount divided by (II) the lesser of (x) the lower of either (1) if such Waiver Notice Date occurs prior to the applicable Installment Date, the Pre-Installment Period Conversion Price applicable to such Installment Date or (2) if such Waiver Notice Date occurs on or after the applicable Installment Date, the Company Conversion Price applicable to such Installment Date and (y) the Closing Bid Price on the Trading Day immediately preceding the applicable Waiver Notice Date, and deliver such shares of Common Stock to the Holder’s account with DTC (or if such shares of Common Stock are required to bear a restricted legend, by delivering such certificate with respect to such shares of Common Stock to the Holder), no later than the second (2nd) Trading Day after the applicable Waiver Notice Date (except as otherwise provided in this Section 8(e) below), and (ii) the Installment Amount with respect to such Installment Date shall be automatically increased by an amount equal to the sum of any Waiver Company Conversion Amounts set forth in such Waiver Notices of the Holder with respect to such Installment Date delivered to the Company on or prior to such Installment Date.  Notwithstanding the foregoing, if the Company has wired a cash payment applicable to such Waiver Company Conversion Amount (a “Waiver Company Conversion Payment”) to the Holder prior to the receipt of such Waiver Notice, the Company shall not be required to deliver any shares of Common Stock to the Holder with respect to such Waiver Company Conversion Amount until the second (2nd) Trading Day after the Company’s receipt of such Waiver Company Conversion Payment.  Notwithstanding anything herein to the contrary, during the period commencing on the Exchange Date and ending on the six month anniversary of the Issuance Date (the “Pre-144 Period”), to the extent an effective Registration Statement registering the resale by the Holder of such amount of Registrable Securities as required to be registered pursuant to the Exchange Agreements exists and, nevertheless, the Company does not have enough shares of Common Stock available pursuant to such Registration Statement to pay the entire Installment Amount with respect to any Installment Date during the Pre-144 Period in shares of Common Stock registered pursuant to such Registration Statement and no other Equity Conditions Failure exists, such portion of the Installment Amount in which the Company shall be unable to pay in shares of Common Stock registered pursuant to such Registration Statement shall be automatically deferred until the first Installment Date immediately following the Pre-144 Period.

9.   Company Optional Redemption.  If at any time after the thirtieth calendar day immediately following the initial Effective Date (as defined in the Registration Rights Agreement) (the “Company Redemption Eligibility Date”), (i) the Closing Sale Price of the Common Shares listed on the Principal Market exceeds 200% of the Fixed Conversion Price as of the Issuance Date (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) for fifteen (15) consecutive Trading Days (the “Company Optional Redemption Measuring Period”), and (ii) no Equity Conditions Failure exists, the Company shall have the right to redeem all, but not less than all (except in accordance with a Company Optional Redemption Blocker Notice (as defined below)), of the Conversion Amount then remaining under this Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (a “Company Optional Redemption”); provided that, notwithstanding the foregoing, if the Company Optional Redemption Amount for such Company Optional Redemption exceeds such portion of the Conversion Amount remaining under this Note that the Holder would be permitted to convert into Common Stock pursuant to Section 3 on the Company Optional Redemption Notice Date (as defined below) without violating Section 3(d) (the “Permitted Company Optional Redemption Amount”), the Holder, at its sole option, may deliver a written notice to the Company (a “Company Optional Redemption Blocker Notice”) stating that such Company Optional Redemption Amount set forth in the applicable Company Optional Redemption Notice (as defined below) exceeds the Permitted Company Optional Redemption Amount and, thereafter, the applicable Company Optional Redemption Amount shall be automatically reduced to the Permitted Company Optional Redemption Amount set forth in the applicable Company Optional Redemption Blocker Notice.  The portion of this Note subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to the Conversion Amount being redeemed.  The Company may exercise its right to require redemption under this Section 9 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”).  The Company may deliver only one Company Optional Redemption Notice during any thirty day period hereunder.  The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than ten (10) Trading Days nor more than thirty (30) Trading Days following the Company Optional Redemption Notice Date, (y) certify that there has been no Equity Conditions Failure, and (z) state the aggregate Conversion Amount of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes) on the Company Optional Redemption Date.  Notwithstanding anything herein to the contrary, (i) if an Equity Conditions Failure occurs at any time prior to the Company Optional Redemption Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the applicable Equity Conditions Failure, the Company Optional Redemption shall be cancelled and the applicable Company Optional Redemption Notice shall be null and void and (ii) at any time prior to the date the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holders into Common Shares pursuant to Section 3.  All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date.  Redemptions made pursuant to this Section 9 shall be made in accordance with Section 12.

10.   NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note, and (iii) shall, so long as any of the Notes are outstanding, take all action reasonably necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Notes then outstanding (without regard to any limitations on conversion).

11.   RESERVATION OF AUTHORIZED SHARES.

(a)   Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 150% of the entire Conversion Rate (calculated based on the Fixed Conversion Price calculated as of the Closing Date) with respect to the entire Conversion Amount (without regard to any limitations on conversions) of each such Note as of the Issuance Date (the “Initial Reserve Amount”).  So long as any of the Notes are outstanding, the Company shall take all action reasonably necessary (including, without limitation, increasing the authorized number of shares of Common Stock of the Company in accordance with Section 11(b) below) to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, at least 125% of the number of shares of Common Stock as shall from time to time be reasonably necessary to effect the conversion of all of the Notes then outstanding (the “Required Reserve Amount”).  The Initial Reserve Amount and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Closing Date (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)   Insufficient Authorized Shares. If, notwithstanding Section 11(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and otherwise unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

12.   REDEMPTIONS.

(a)   Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the later of (x) the Company’s receipt of the Holder’s Event of Default Redemption Notice and (y) applicable Event of Default Redemption Trigger Date. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise.  The Company shall deliver the applicable Company Installment Redemption Price to the Holder in cash on the applicable Installment Date.  The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Event of Default Redemption Price, Change of Control Redemption Price, Company Installment Redemption Price (as the case may be) minus (2) the Conversion Amount submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)   Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes that an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) has occurred, the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice (whether or not the Company agrees that such event or occurrence has occurred and/or is continuing).  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice (whether or not the Company agrees that such event or occurrence has occurred and/or is continuing). If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

13.   VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Note.

14.   COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms:

(a)   Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness and Permitted Subsidiary Indebtedness.

(b)   Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness).

(c)   Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)   Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Senior Indebtedness and Permitted Subsidiary Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e)   Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or pay any cash dividend or distribution on any of its capital stock (other than dividends by wholly-owned subsidiaries to the Company) without the prior express written consent of the Holder other than a cash distribution to be made by Pacific Ethanol California, Inc., a wholly-owned Subsidiary of the Company, to the Company upon the closing of the sale by Pacific Ethanol California, Inc. of its ownership interest in Front Range Energy, LLC.

(f)   Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries that, in the aggregate, do not have a fair market value in excess of $250,000 in any twelve (12) month period, (ii) the transfer, sale or assignment of the assets of Pacific Ag. Products, LLC in connection with the renewal, extension or replacement of Kinergy Marketing, LLC’s credit facility with Wachovia Capital Finance Corporation (Western) and (iii) sales of inventory or receivables in the ordinary course of business.

(g)   Maturity of Indebtedness. Except for a prepayment, if any, of (i) the Company’s outstanding obligation to Campbell-Sevey, Inc. in an aggregate amount not to exceed $1.5 million and (ii) the Indebtedness described in Schedule 4(d) to the Securities Purchase Agreement, in an aggregate amount not to exceed $1.0 million, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of the Subsidiaries to mature or accelerate prior to the Maturity Date, other than Permitted Senior Indebtedness.

(h)   Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto.  The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(i)   Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(j)   Maintenance of Properties, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(k)   Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(l)   Delta Securities.  The Company shall not issue any Delta Securities (as defined in Section 31(u) below) without the prior written consent of the Required Holders.

15.   PARTICIPATION. In addition to any adjustments pursuant to Section 7, the Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock (provided, however, to the extent that the Holder’s right to participate in any such dividend or distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

16.   AMENDING THE TERMS OF THIS NOTE.  No provision of this Note may be modified or amended without the prior written consent of the Required Holders and the Company; provided, however, that no such modification or amendment shall, without the consent of the Holder hereunder, change the stated maturity date of this Note, or reduce the principal amount hereof, or reduce the rate or extend the time of payment of any interest hereon, or reduce any amount payable on redemption or prepayment hereof, or impair or affect the right of the Holder to receive payment of principal (whether in cash or Common Shares) of, and interest on, the Notes or to institute suit for payment thereof, or impair or affect the right of the Holder to receive any other payment (whether in cash or Common Shares) provided for under this Note, or modify or amend the definition of “Equity Conditions.”

17.   TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(g) of the Securities Purchase Agreement.

18.   REISSUANCE OF THIS NOTE.

(a)   Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)   Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)   Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)   Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

19.   REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7).

20.   PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the Purchase Price paid for this Note was less than the original Principal amount hereof.

21.   CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

22.   FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

23.   DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) or the arithmetic calculation of the Conversion Rate or the applicable Redemption Price (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities). If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Conversion Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price (as the case may be) to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

24.   NOTICES; CURRENCY; PAYMENTS.

(a)   Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)   Currency.  All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in U.S. dollars.   All amounts denominated in other currencies shall be converted to the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Note, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)   Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers (as defined in the Securities Purchase Agreement), shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

25.   DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries (for the avoidance of doubt, the Company agrees that any notice required delivered by the Company to the Holder pursuant to Sections 8 or 9 hereof shall be deemed to include material, non-public information), the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 25 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(i) of the Securities Purchase Agreement.

26.   CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

27.   WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

28.   GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

29.   JUDGMENT CURRENCY.

(a)   If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 29 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 29(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b)   If in the case of any proceeding in the court of any jurisdiction referred to in Section 29(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)   Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

30.   MAXIMUM PAYMENTS.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

31.   CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)   “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 7) of shares of Common Stock (other than rights of the type described in Section 6 hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(b)   “Aggregate Installment Amount” means the quotient of (x) $35,000,000 divided by (y) the sum of the number of Installment Dates occurring prior to the Maturity Date.

(c)   “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(d)   “Black Scholes Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the close of business on the Trading Day immediately following the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be) and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security (as the case may be) as of the date of issuance of such Option or Convertible Security (as the case may be), (ii) an expected volatility equal to the greater of 87% and the 100 day volatility obtained from the HVT function on Bloomberg (using 360 as the input for the annualization factor and the Rogers-Satchell volatility estimator model) and (iii) the underlying price per share used in such calculation shall be the highest Closing Bid Price for any Trading Day during the ten (10) Trading Day period ending on and including the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be).

(e)   “Bloomberg” means Bloomberg, L.P.

(f)   “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g)   “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(h)   “Change of Control Redemption Premium” means 125%.

(i)   “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(j)   “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which is the date the Company initially issued the Notes pursuant to the Securities Purchase Agreement..

(k)   “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(l)   “Company Conversion Price” means, with respect to a particular date of determination, the lower of (i) the Conversion Price then in effect and (ii) 85% of the Market Price.

(m)   “Conversion Share Ratio” means as to any applicable Installment Date, the quotient of (i) the number of Pre-Installment Conversion Shares delivered in connection with such Installment Date divided by (ii) the number of Post-Installment Conversion Shares applicable to such Installment Date.

(n)   “Convertible Securities” means any capital stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(o)   “Dollar Failure” means, with respect to a particular date of determination, that the aggregate dollar trading volume (as reported on Bloomberg) of the Common Stock on the Eligible Market on which the Common Stock is listed or designated for quotation as of such date of determination over the five (5) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination is less than $1,000,000 (the “Dollar Failure Limit”); provided, that, solely with respect to a Company Conversion, a Dollar Failure shall not be deemed to occur if the applicable Company Conversion Amount does not exceed the applicable Maximum Dollar Failure Company Conversion Amount).

(p)   “Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

(q)   “Eligibility Date” means the earlier to occur of (x) the six month anniversary of the Issuance Date and (y) the initial Effective Date (as defined in the Registration Rights Agreement)

(r)   “Equity Conditions” means: (i) either (x) one or more Registration Statements filed pursuant to the Registration Rights Agreement shall be effective and the prospectus contained therein shall be available for the resale by the Holder of either (A) all of the Registrable Securities (which, solely for clarification purposes, includes all shares of Common Stock issuable upon conversion of this Note or otherwise pursuant to the terms of this Note and upon exercise of the Warrants) in accordance with the terms of the Registration Rights Agreement or (B) solely with respect to any Company Conversion, all the shares of Common Stock to be issued to the Holder pursuant to such Company Conversion or (y) all Registrable Securities shall be eligible for sale under Rule 144 (as defined in the Securities Purchase Agreement) and the Company shall have satisfied the current public information requirement of Rule 144(c)(1) (and 144(i)(2), if applicable) and without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes, other issuance of securities with respect to the Notes and exercise of the Warrants); (ii) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all Registrable Securities) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market be pending in writing by such Eligible Market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of this Note on a timely basis pursuant to the applicable provisions hereof and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) on each day during the Equity Conditions Measuring Period, the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any effective Registration Statement required to be filed pursuant to the Registration Rights Agreement to not be effective or the prospectus contained therein to not be available for the resale of (A) all of the Registrable Securities required to be registered on such Registration Statement in accordance with the terms of the Registration Rights Agreement or (B) solely with respect to any Company Conversion, all the shares of Common Stock to be issued to the Holder pursuant to such Company Conversion or (2) any Registrable Securities to not be eligible for sale pursuant to Rule 144 (including, without limitation, by the Company’s failure to satisfy the current public information requirement of Rule 144(c)(1) (and/or 144(i)(2), if applicable)) or any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes, other issuance of securities with respect to the Notes and exercise of the Warrants); (viii) the Holder shall not be in possession of any material, non-public information provided to any of them by the Company, any of its affiliates or any of their respective officers, employees, directors, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default, (x) a Price Failure has not occurred and (xi) a Dollar Failure has not occurred.

(s)   “Equity Conditions Failure” means that (i) on any day during the period commencing on the applicable Company Installment Notice Date through the later of the applicable Installment Date and the date on which the applicable shares of Common Stock are actually delivered to the Holder, or (ii) on any day during the period commencing fifteen (15) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date, or, the Equity Conditions have not been satisfied (or waived in writing by the Holder); provided, that notwithstanding the foregoing and solely in connection with a Company Conversion hereunder, the Company’s failure to satisfy clause (viii) of the definition of Equity Conditions shall not be deemed to be an Equity Conditions Failure if (x) the Company has properly notified the Holder that it desires to give the Holder material nonpublic information and, prior to the Holder’s receipt of such material nonpublic information, the Holder has delivered a written notice to the Company acknowledging its agreement to receive such material nonpublic information and (y) such Equity Condition is satisfied during the 72 hour period immediately preceding and including each Trading Day in which the Company is required to deliver shares of Common Stock to the Holder (or the Holder’s account with DTC, as applicable) in connection with such Company Conversion.

(t)   “Excluded Events” means (i) changes in the national or world economy or financial markets as a whole, (ii) changes in general economic conditions taken as a whole that affect the industries in which the Company and its Subsidiaries conduct their business,  (iii) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to the declaration of a national emergency or war, or any earthquakes, hurricanes or other natural disasters, (iv) any financial statement impact of either (x) the transactions contemplated by the Transaction Documents and (y) the sale of the Company’s interest in Front Range Energy, LLC.

(u)   “Excluded Securities” means (i) any Common Stock issued or issuable to directors, officers or employees of the Company in their capacity as such pursuant to an Approved Stock Plan, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of any Options) after the date hereof pursuant to this clause (i) do not, in the aggregate, exceed more than 10% of the Common Stock issued and outstanding immediately prior to the date hereof and (B) the exercise price of any Options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers; (ii) any Common Stock issued or issuable upon the conversion or exercise of Convertible Securities (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion price of any such Convertible Securities is not lowered (except in accordance with antidilution provisions in such Convertible Securities or Options in effect as of the Subscription Date), none of such Convertible Securities are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities are otherwise materially changed in any manner that adversely affects the Holder or any of the Buyers; (iii) the Company’s Series B Cumulative Convertible Preferred Stock (the “Preferred Stock”) issued or issuable as an in-kind dividend on any Preferred Stock outstanding, provided that the dividend rate of such Preferred Stock is not increased and conversion price of any such Preferred Stock is not lowered (except in accordance with antidilution provisions in the Company’s Certificate of Designations, Powers, Preferences and Rights of the Company’s Preferred Stock as in effect as of the Subscription Date (the “Preferred Certificate of Designations”), the Preferred Certificate of Designations is not amended to increase the number of Preferred Stock issuable as in-kind dividends thereunder or shares of Common Stock issuable thereunder and none of the terms or conditions of set forth in the Preferred Certificate of Designations are otherwise materially changed in any manner that adversely affects the Holder or any of the Buyers, (iv) any Common Stock issued or issuable pursuant to any conversion, amortization payment or interest payment pursuant to any Note, provided that the conversion price of such Note is not lowered (other than as provided by the terms of such Note as of the Issuance Date (as defined in such Note)) and (v) any Common Stock issued or issuable upon exercise of any Warrant, provided that the exercise price of such Warrant is not lowered (other than as provided by the terms of such Warrant as of the Issuance Date (as defined in such Warrant)) and such Warrant is not amended to increase the number of shares issuable thereunder; provided, that notwithstanding the foregoing, no Common Stock, Options, Convertible Securities or other securities issued, directly or indirectly, to any Person in connection with any claim arising pursuant to the Delta Case or any Judgment or claim related thereto or related to any EPT Agreement (as defined in the Delta Case) (collectively, the “Delta Securities”) shall be an Excluded Security pursuant to any Transaction Document.

(v)   “Fundamental Transaction” means that (A) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Subsidiaries to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a securities purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such securities purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify the Voting Stock of the Company or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

(w)   “GAAP” means United States generally accepted accounting principles, consistently applied.

(x)   “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the original Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(y)   “Installment Amount” means (i) with respect to any Installment Date other than the Maturity Date, the lesser of (A) the product of (I) Aggregate Installment Amount, multiplied by (II) Holder Pro Rata Amount and (B) the Principal amount under this Note as of such Installment Date, and (ii) with respect to the Installment Date that is the Maturity Date, the Principal amount under this Note as of such Installment Date, in each case, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise, together with, in each case of clauses (i) and (ii), the sum of any accrued and unpaid Interest as of such Installment Date under this Note and accrued and unpaid Late Charges, if any, under this Note as of such Installment Date. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of each unpaid Installment Amount hereunder.

(z)   “Installment Date” means (i) initially, the twenty-second (22nd) Trading Day immediately following the Eligibility Date, (ii) then, (x) if the first Trading Day of the calendar month immediately following the initial Installment Date occurs less than thirty calendar days after the initial Installment Date, the first Trading Day of the second calendar month immediately following the initial Installment Date or (y) otherwise, the first Trading Day of the calendar month immediately following the initial Installment Date and (iii) thereafter, the first Trading Day of the calendar month immediately following the previous Installment Date until the Maturity Date (excluding August 1, 2011, which shall not be an Installment Date hereunder).

(aa)   “Interest Rate” means eight percent (8%) per annum, subject to adjustment as set forth in Section 2.

(bb)   "Make-Whole Amount" means, as to any Conversion Amount on any Conversion Date, as to any Event of Default Redemption on any Event of Default Redemption Date, as to any Change of Control Redemption on any Change of Control Redemption Date, as to any Company Optional Redemption on any Company Optional Redemption Date or any Redemption on any Redemption Date, the amount of any Interest that, but for (i) the Holder's exercise of its conversion right pursuant to Section 3(c)(i), (ii) an Event of Default Redemption pursuant to Section 4(b), (iii) a Change of Control Redemption pursuant to Section 5(b) or (iv) a Company Optional Redemption pursuant to Section 9, would have accrued with respect to the Conversion Amount being converted or redeemed under this Note at the Interest Rate for the period from the applicable Conversion Date, Event of Default Redemption Date, Change of Control Redemption Date or Company Optional Redemption Date, as the case may be, through the Maturity Date.

(cc)   “Market Price” means, for any given date, the quotient of (I) the sum of the VWAP of the Common Stock for each of the five lowest Trading Days during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately prior to the applicable Installment Date (or other applicable date of conversion hereunder), divided by (II) five (5) (such period, the “Market Price Measuring Period”).  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during such Market Price Measuring Period.

(dd)   “Maturity Date” shall mean February 6, 2012; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.

(ee)   “Maximum Dollar Failure Company Conversion Amount” means, with respect to any Installment Date, the product of (x) the applicable Installment Amount and (y) the Maximum Dollar Failure Company Conversion Percentage.

(ff)   “Maximum Dollar Failure Company Conversion Percentage” means, with respect to a particular date of determination, the quotient of (x) the aggregate dollar trading volume (as reported on Bloomberg) of the Common Stock on the Eligible Market on which the Common Stock is listed or designated for quotation as of such date of determination over the five (5) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination, divided by (y) the Dollar Failure Limit; provided, that, notwithstanding the foregoing, if a Price Failure has occurred with respect to such Installment Date, the Maximum Dollar Failure Company Conversion Percentage shall equal zero.

(gg)   “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(hh)   “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ii)   “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes; (ii) Permitted Senior Indebtedness, (iii) Permitted Subsidiary Indebtedness, (iv) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of five percent (5%) per annum (collectively, the "Subordinated Indebtedness"), and (v) Indebtedness described in Items 2, 4, 5 and 6 of Schedule 3(s) of the Securities Purchase Agreement as in effect as of the Subscription Date; provided, that the principal amount of such Indebtedness is not increased, the terms of such Indebtedness are not modified to impose more burdensome terms upon the Company or any of its Subsidiaries and the terms of such Indebtedness are not materially changed in any manner that adversely affects the Holder or any of the Buyers.

(jj)   “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to indebtedness in an aggregate amount not to exceed $2 million, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens securing the Company’s obligations under the Notes; (vii) any Lien securing Permitted Senior Indebtedness, (viii) any Lien securing Permitted Subsidiary Indebtedness and (ix) any Lien in effect on the Subscription Date relating to the Indebtedness described in Items 2 and 6 of Schedule 3(s) of the Securities Purchase Agreement.

(kk)   “Permitted Subsidiary Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Kinergy Marketing, LLC under that certain Amendment No. 2 to Loan and Security Agreement, Consent and Waiver dated November 5, 2009 by and between Wachovia Capital Finance Corporation (Western), Kinergy Marketing, LLC and the Company; provided, however, that the aggregate outstanding amount of the Permitted Subsidiary Indebtedness and the Permitted Working Capital Facility does not at any time exceed $30 million.

(ll)   “Permitted Senior Indebtedness” means the Permitted Working Capital Facility.

(mm)   “Permitted Working Capital Facility” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company and/or its Subsidiaries under or in connection with any credit facility to be entered into by the Company and/or its Subsidiaries with one or more financial institutions (and on terms and conditions), in form and substance reasonably satisfactory to the Required Holders; provided, however, that the aggregate outstanding amount of the Permitted Working Capital Facility and the Permitted Subsidiary Indebtedness does not at any time exceed $30 million.

(nn)   “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(oo)   “Post-Installment Conversion Shares” means that number of shares of Common Stock that would be required to be delivered pursuant to Section 8 on an applicable Installment Date without taking into account the delivery of any Pre-Installment Conversion Shares.

(pp)   “Pre-Installment Period Conversion Price” means, with respect to a particular date of determination, the lower of (i) the Conversion Price then in effect and (ii) 85% of the quotient of (I) the sum of the VWAP of the Common Stock for each of the five lowest Trading Days during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Company Installment Notice, divided by (II) five (5).  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period.

(qq)   “Price Failure” means, with respect to a particular date of determination, that the lower of (i) the quotient of (I) the sum of the VWAP of the Common Stock for each of the five (5) consecutive Trading Day period ending and including the applicable date of determination, divided by (II) five (5), is less than $1.40 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions).

(rr)   “Principal Market” means the Nasdaq Capital Market.

(ss)   “Redemption Notices” means, collectively, the Event of Default Redemption Notice, the Company Optional Redemption Notice, any Company Installment Notice with respect to any Company Redemption, and the Change of Control Redemption Notice and each of the foregoing, individually, a “Redemption Notice.”

(tt)   “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a) (other than Sections 4(a)(viii) through 4(a)(x)), 125% or (ii) in the case of the Events of Default described in Sections 4(a)(viii) through 4(a)(x), 100%.

(uu)   “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Company Optional Redemption Price, the Change of Control Redemption Price, the Company Installment Redemption Price, and each of the foregoing, individually, a “Redemption Price.”

(vv)   “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Closing Date, by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes and exercise of the Warrants, as may be amended from time to time.

(ww)   “Required Holders” means the holders of Notes representing at least 75% of the aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Company or any of its Subsidiaries).

(xx)   “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(yy)   “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and Warrants, as may be amended from time to time.

(zz)   “Subscription Date” means September 27, 2010.

(aaa)   “Subsidiary” means any Person in which the Company, directly or indirectly, (I) owns any of the outstanding capital stock or holds any equity or similar interest of such Person (other than Front Range Energy, LLC) or (II) controls or operates all or any part of the business, operations or administration of such Person; provided, that after the Subscription Date, a Person (other than Subsidiaries as of the Subscription Date) shall not become a Subsidiary pursuant to clause (I) unless the Company, directly or indirectly, owns at least 10% of any of the outstanding capital stock or holds at least 10% of any equity or similar interest of such Person (other than Front Range Energy, LLC).

(bbb)   “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ccc)   “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(ddd)   “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(eee)   “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(fff)   “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Second Exchange Date set out above.

Pacific Ethanol, Inc.

By: /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

EXHIBIT I

PACIFIC ETHANOL, INC.
CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Pacific Ethanol, Inc., a Delaware corporation (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:

Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Holder elects to convert the Aggregate Conversion Amount at the Alternate Conversion Price:	☐Yes ☐ No

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:
Authorization:
By:
Title:
Dated:

Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)
Installment Amount(s) to be reduced (and corresponding Installment Date(s)) and amount of reduction:

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated September __, 2010 from the Company and acknowledged and agreed to by [TRANSFER AGENT].

Pacific Ethanol, Inc.

By:_____________________________________
Name:
Title: